Exhibit 10.2
DSW INC. SUMMARY OF DIRECTOR COMPENSATION
1.	Effective June 3, 2010, each director who is does not otherwise receive compensation (including severance) from DSW or Retail Ventures, Inc. receives:
•	An annual cash retainer of $50,000 payable in quarterly installments on the last day of each fiscal quarter.
•
An annual equity retainer of $100,000 payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer to be paid in stock units by the “Fair Market Value” of a share of “Stock” on the “Grant Date” pursuant to Section 7.01[3] of the 2005 Equity Incentive Plan.

•
An additional annual cash retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) payable in quarterly installments on the last day of each fiscal quarter as follows:

•	Audit Committee — $15,000
•	Compensation Committee — $11,500
•	Nominating and Corporate Governance Committee — $7,500
•	Technology Committee — $7,500
2.
The Chairman of the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $20,000, payable in quarterly installments of $5,000 on the last day of each fiscal quarter, for service as the Chair of the Nominating and Corporate Governance Committee.

3.
The Chairman of the Compensation Committee receives an additional annual cash retainer of $30,000, payable in quarterly installments of $7,500 on the last business day of each fiscal quarter, for service as the Chair of the Compensation Committee.

4.
The Chairman of the Audit Committee receives an additional cash retainer of $35,000, payable in quarterly installments of $8,750 on the last business day of each fiscal quarter, for service as the Chair of the Audit Committee.

5.
The Chairman of the Technology Committee receives an additional annual cash retainer of $20,000, payable in quarterly installments of $5,000 on the last day of each fiscal quarter, for service as the Chair of the Nominating and Corporate Governance Committee.

6.	Non-management directors may elect to have any of their cash retainers paid in the form of stock units in lieu of cash.